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Certificate of Continuance

Canada Business Corporations Act

Certificat de prorogation

Loi sur les sociétés commerciales canadiennes

THE TOTEM CAPITAL CORP.

Name of Corporation - Dénomination de la société

234468-8

Number - Numéro

I hereby certify that the above-mentioned Corporation was continued under Section 181 of the Canada Business Corporations Act as set out in the attached Articles of Continuance.

Je certifie par les présentes que la société mentionnée ci-haut a été prorogée en vertu de l'article 181 de la Loi sur les sociétés commerciales canadiennes, tel qu'indiqué dans les clauses de prorogation ci-jointes.

Le Directeur

Director

July 6, 1988/le 6 juillet 1988

Date of Continuance - Date de la prorogation

Canada